Exhibit 99.1

For release: May 9, 2025

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Reports First Quarter 2025 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2025 totaled $373,697,000 compared to $297,176,000 for the quarter ended March 31, 2024, an increase of 25.7%. The increase in net operating revenues for the first quarter of 2025 compared to the first quarter of 2024 was due to an 8.5% increase in same-facility net operating revenues, as well as the August 1, 2024 acquisition of White Oak Management, Inc. (“White Oak”). The White Oak operations consist of 22 healthcare operations, which include 15 skilled nursing facilities, two assisted living facilities, four independent living facilities, and a long-term care pharmacy.

For the quarter ended March 31, 2025, the reported GAAP net income attributable to NHC was $32,205,000 compared to $26,213,000 for the same period in 2024. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2025 was $24,838,000 compared to $15,386,000 for the same period in 2024, an increase of 61.4% (*). The GAAP diluted earnings per share were $2.07 and $1.69 for the quarters ending March 31, 2025 and 2024, respectively. Adjusted diluted earnings per share were $1.59 and $0.99 for the quarters ending March 31, 2025 and 2024, respectively (*).

(*) -          See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,329 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2025	2024
	(unaudited)
Revenues:
Net patient revenues	$361,607	$285,823
Other revenues	12,090	11,353
Net operating revenues	373,697	297,176

Costs and expenses:
Salaries, wages and benefits	228,130	183,138
Other operating	92,457	77,429
Facility rent	11,365	10,348
Depreciation and amortization	10,978	10,586
Total costs and expenses	342,930	281,501

Income from operations	30,767	15,675

Non-operating income	4,079	5,685
Interest expense	(2,106)	(46)
Unrealized gains on marketable equity securities	10,982	14,399

Income before income taxes	43,722	35,713
Income tax provision	(11,432)	(9,462)
Net income	32,290	26,251

Net income attributable to noncontrolling interest	(85)	(38)

Net income attributable to National HealthCare Corporation	$32,205	$26,213

Net income per common share
Basic	$2.09	$1.71
Diluted	$2.07	$1.69

Weighted average common shares outstanding
Basic	15,438,306	15,350,240
Diluted	15,575,752	15,505,096

Dividends declared per common share	$0.61	$0.59

Balance Sheet Data	March 31	December 31
(in thousands)	2025	2024
	(unaudited)

Cash, cash equivalents and marketable securities	$243,171	$216,185
Restricted cash, cash equivalents and marketable securities	167,639	163,795
Current assets	455,204	424,408
Property and equipment, net	679,448	684,289
Total assets	1,548,821	1,524,429
Current liabilities, excluding long-term debt due within one year	231,725	227,297
Current and long-term debt	134,000	137,000
NHC stockholders' equity	1,004,895	980,161

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Selected Operating Statistics
	Three Months Ended
	March 31
	2025	2024
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$612.13	$581.75
Managed Care	492.40	470.56
Medicaid	281.67	265.27
Private Pay and Other	337.04	307.84

Average Skilled Nursing Per Diem	$360.14	$343.48	(1)

Skilled Nursing Patient Days:
Medicare	86,254	81,156
Managed Care	83,646	65,431
Medicaid	363,642	281,821
Private Pay and Other	184,594	157,443

Total Skilled Nursing Patient Days	718,136	585,851	(1)

(1) NHC exited three skilled nursing facilities in Missouri on March 1, 2024. For the first quarter of 2024, the exited Missouri skilled nursing facilities had an average skilled nursing per diem of $275.64 and 20,267 patient days.

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2025	2024
	(unaudited)

Net income attributable to National Healthcare Corporation	$32,205	$26,213
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(10,982)	(14,399)
Gain on sale of unconsolidated company	-	(1,025)
Stock-based compensation expense	1,027	793
Income tax provision on non-GAAP adjustments	2,588	3,804
Non-GAAP Net income	$24,838	$15,386

GAAP diluted earnings per share	$2.07	$1.69
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.71)	(0.93)
Gain on sale of unconsolidated company	-	(0.07)
Stock-based compensation expense	0.06	0.05
Income tax provision on non-GAAP adjustments	0.17	0.25
Non-GAAP diluted earnings per share	$1.59	$0.99

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